Amendment No. 2
to
the Fourth Amended and Restated Limited Partnership Agreement
of
Potomac Futures Fund L.P. dated as of
February 29, 2016
(the “Agreement”)
WHEREAS, consistent with the General Partner’s authority to amend the Agreement without the consent of the Limited Partners under Paragraph 17(a), the Agreement shall be amended as follows:
1.          Paragraph 8(c) is hereby deleted and replaced in its entirety with the following:
(c)          General Partner’s Fee. The Partnership shall pay the General Partner a monthly fee in return for its services to the Partnership. The General Partner’s fee shall equal 1/12 of 0.90% (0.90% per year) of month-end adjusted Net Assets per Class for each outstanding Class and may be changed upon notice to the Limited Partners. For purposes of calculating the General Partner’s fee, adjusted Net Assets per Class are “Net Assets per Class” increased by the current month’s incentive fee accrual, the monthly management fee, the General Partner’s fee and any allocable redemptions or distributions as of the end of such month.
2.          The foregoing amendment shall be effective as of January 1, 2019, and conforming changes shall apply to such other provisions, if any, of the Agreement in order to give such other provisions the effect of the amendments articulated above.
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IN WITNESS WHEREOF, this amendment to the Agreement has been executed for and on behalf of the undersigned on March 26, 2019.

General Partner:
Ceres Managed Futures LLC
By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

Limited Partners:

All Limited Partners now and hereafter admitted as limited partners of the Partnership pursuant to powers of attorney now and hereafter executed in favor of and delivered to the General Partner.
By: CERES MANAGED FUTURES LLC
ATTORNEY‑IN‑FACT
By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director